Exhibit 4.18
TENTH SUPPLEMENTAL INDENTURE
The Tenth Supplemental Indenture (this “Tenth Supplemental Indenture”), dated as of October 21, 2013, among Express Scripts, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), United BioSource Holdings, Inc., a Delaware corporation, and Express Scripts Pharmacy, Inc. (each an “Additional Guarantor”, and together the “Additional Guarantors”), and Union Bank, N.A., a national banking association, as trustee under the indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company, certain Guarantors and the Trustee are parties to the indenture, dated as of June 9, 2009 (the “Base Indenture”), as supplemented by the Third Supplemental Indenture thereto, dated as of June 9, 2009 (the “Third Supplemental Indenture”), relating to the Company’s 7.250% Notes due 2019 (the “2019 Notes”), the Fourth Supplemental Indenture thereto, dated as of December 1, 2009 (the “Fourth Supplemental Indenture”), to add subsidiary guarantees, the Fifth Supplemental Indenture thereto, dated as of April 26, 2011 (the “Fifth Supplemental Indenture”), to add subsidiary guarantees, the Sixth Supplemental Indenture thereto, dated as of May 2, 2011 (the “Sixth Supplemental Indenture”), relating to the Company’s 3.125% Notes due 2016 (the “2016 Notes” and together with the 2019 Notes, the “Notes”), the Seventh Supplemental Indenture thereto, dated as of November 21, 2011 (the “Seventh Supplemental Indenture”), to add subsidiary guarantees, the Eighth Supplemental Indenture thereto, dated as of April 2, 2012 (the “Eighth Supplemental Indenture”), to add guarantees, and the Ninth Supplemental Indenture thereto, dated as of May 29, 2012 (together with the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture and the Eighth Supplemental Indenture, the “Supplemental Indentures” and the Base Indenture as so supplemented, the “Indenture”), to add guarantees;
WHEREAS, each Additional Guarantor desires to provide a full and unconditional guarantee (the “Guarantee”) of the obligations of the Company under the Notes, the Securities (as defined in the Indenture) and the Indenture on the terms and conditions set forth herein;
WHEREAS, the Company has complied with all conditions precedent provided for in the Base Indenture and each Supplemental Indenture relating to this Tenth Supplemental Indenture;
WHEREAS, Section 7.1 of the Third Supplemental Indenture provides that without seeking the consent of any Holders, the Company, together with the Trustee, at any time and from time to time, may modify and amend the Third Supplemental Indenture to add one or more guarantors and to make any amendment that does not adversely affect the interests of the Holders of any 2019 Notes in any material respect;

WHEREAS, Section 7.1 of the Third Supplemental Indenture provides that no amendment to cure any ambiguity, defect or inconsistency in the Third Supplemental Indenture made solely to conform the Third Supplemental Indenture to the Description of the Notes contained in the Company’s prospectus supplement dated June 4, 2009, to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of the Third Supplemental Indenture shall be deemed to adversely affect the interest of the Holders of any 2019 Notes;

WHEREAS, Section 7.1 of the Sixth Supplemental Indenture provides that, without seeking the consent of any Holders, the Company, together with the Trustee, at any time and from time to time, may modify and amend the Sixth Supplemental Indenture to (i) make any amendment that cures any defect or inconsistency or (ii) make any amendment that does not adversely affect the interests of the Holders of any 2016 Notes in any material respect; and

WHEREAS, Section 7.1 of the Sixth Supplemental Indenture provides that, no amendment to cure any ambiguity, defect or inconsistency in the Sixth Supplemental Indenture made solely to conform the Sixth Supplemental Indenture to the Description of the Notes contained in the Company’s prospectus supplement dated

June 4, 2009 [sic], to the extent that such provision in the Description of the Notes was intended to be a verbatim recitation of a provision of the Sixth Supplemental Indenture shall be deemed to adversely affect the interest of the Holders of any 2016 Notes.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the parties hereby agree as follows:
1.Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.Guarantee, Etc. Each Additional Guarantor hereby agrees that from and after the date hereof it shall be a Guarantor under the Indenture and be bound by the terms thereof applicable to Guarantors and shall be entitled to all of the rights and subject to all of the obligations of a Guarantor thereunder.
3.Cross-Default. Section 4.1 of each the Third Supplemental Indenture and the Sixth Supplemental Indenture is hereby amended to replace clause (3) of the definition of “Event of Default” in its entirety as follows:
“default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by any Restricted Subsidiary), if that default is caused by a failure to pay principal at its Stated Maturity after giving effect to any applicable grace period, or results in the acceleration of such Indebtedness prior to its Stated Maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other Indebtedness under which there has been a payment default after Stated Maturity or the maturity of which has been so accelerated, aggregates $100,000,000 or more;”
4.Ratification of Indenture; Supplemental Indenture Part of Indenture. The Indenture is in all respects ratified and confirmed, and all terms, conditions and provisions thereof shall remain in full force and effect, except to the extent that such terms, conditions or provisions may have been amended hereby. This Tenth Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.
5.Representations and Warranties. Each Additional Guarantor hereby represents that (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) it has full power, authority and legal rights to execute and deliver this Tenth Supplemental Indenture and to perform its obligations hereunder and under the Indenture, (c) the execution, delivery and performance by it of this Tenth Supplemental Indenture has been duly authorized by all necessary corporate action, and no other proceedings or actions on the part of such Additional Guarantor are necessary therefor and (d) this Tenth Supplemental Indenture has been duly and validly executed and delivered by such Additional Guarantor and constitutes a legal, valid and binding obligation of such Additional Guarantor, enforceable against such Additional Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, receivership, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles).
6.No Personal Liability of Directors, Officers, Employees or Stockholders. No director, officer, employee, member or stockholder of any Additional Guarantor, as such, will have any liability for any obligations of the Company or any other Guarantor under the Securities, the Indenture or the Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Securities, by accepting a Security, waives and releases the Company, each Guarantor and each Additional Guarantor from all such liability. The waiver and release are part of the consideration for issuance of the Guarantee by the Additional Guarantors.

7.GOVERNING LAW. THIS TENTH SUPPLEMENTAL INDENTURE AND THE GUARANTEES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
8.Counterparts. This Tenth Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed an original; but all such counterparts shall together constitute but one and the same instrument.
9.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
10.Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Tenth Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Additional Guarantor and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Supplemental Indenture to be duly executed, all as of the day and year first above written.

EXPRESS SCRIPTS, INC.
By:     /s/ Keith J. Ebling
    Name: Keith J. Ebling
    Title: President

ADDITIONAL GUARANTORS
UNITED BIOSOURCE HOLDINGS, INC.

By:     /s/ Keith J. Ebling
    Name:    Keith J. Ebling
    Title:    President

EXPRESS SCRIPTS PHARMACY, INC.

By:     /s/ Martin P. Akins
    Name:    Martin P. Akins
    Title:    Secretary

[Signature Page to Express Scripts, Inc. Tenth Supplemental Indenture]
95777.11-TORSR01A

UNION BANK, N.A., AS TRUSTEE
By
/s/ Patricia Phillips-Coward
Name: Patricia Phillips-Coward
Title: Vice President

[Signature Page to Express Scripts, Inc. Tenth Supplemental Indenture]
95777.11-TORSR01A